EXHIBIT 10.1

GARRETT MOTION

Form of Continuity Award Agreement

[Date]

[First Name] [Last Name]

Re:     Continuity Award

Dear [First Name]:

In light of your importance to the continued success of Garrett Motion (the “Company”) and to provide you with an incentive to remain with the Company [during the coming year] [until [date]], your Garrett employing entity will provide you with a cash incentive payment of $[●] (your “Continuity Award”), less applicable withholdings and deductions, on [date] (the “Effective Date”), subject to the terms and conditions of this Continuity Award Agreement (this “Agreement”).

1. Repayment on Early Termination. If you terminate your employment with the Company without Good Reason or the Company terminates your employment for Cause (each as defined [under Section 12 below] [in the Company’s 2018 Stock Incentive Plan]) before [the first anniversary of the Effective Date] [date] (the “Retention Date”), then you must repay the full value of your Continuity Award to the Company within 10 days of your termination of employment. This is a full recourse obligation to you.

2. No Repayment Upon Certain Terminations. For the avoidance of doubt, you will not be required to repay your Continuity Award if (a) your employment terminates after the Retention Date for any reason, (b) in the event of your death or termination of your employment due to your disability, or (c) your employment is terminated by the Company without Cause or by you for Good Reason; provided that, in each case, you (or, in the event of your death, your estate) execute and cause to become effective a release of claims in a form reasonably satisfactory to the Company [within] [not earlier than one month and one day after such termination of employment, but no later than] 60 days after such termination.

3. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

4. Settlement of Claims. In the event that you are required to repay the Continuity Award pursuant to Section 1, the Company may offset, to the extent allowable by law, any amounts owed by the Company or its affiliates to you against the amount that you are required to repay.

5. Other Benefits. The Continuity Award will not be taken into account in computing the amount of any salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.

6. No Assignments; Successors. This Agreement is personal to you and you may not assign or delegate any right or obligation under it. This Agreement will inure to the benefit of any successor to the Company.

7. [Restrictive Covenants. In consideration of, among other things, your initial and/or ongoing relationship with the Company, the Continuity Award, and you being granted access to trade secrets and other confidential information of the Company and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, you agree to comply with the obligations in Annex A to this Agreement.]

8. [Forfeiture of Certain Awards. You acknowledge and agree that, effective on July 1, 2020, your participation in and any outstanding awards with respect to the 2020 short-term incentive compensation plan (ICP) and the 2020 long-term incentive equity plan (LTI) will be waived, forfeited and immediately terminate without consideration. For the avoidance of doubt, you further acknowledge and agree that you will not have grounds to terminate your employment with the Company for “Good Reason” pursuant to the severance plan of the Company in which you participate as a result of this Agreement, including your agreement pursuant to this Section 8.]

9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of [Switzerland. The courts of Switzerland shall have exclusive jurisdiction for any dispute arising out of or in connection with this Agreement.] [the State of Delaware.]

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Entire Agreement; Amendment. This Agreement[, including Annex A hereto,] constitutes the entire agreement between you and the Company with respect to the Continuity Award and supersedes any and all prior agreements or understandings between you and the Company with respect to the Continuity Award, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

12. [Definitions. “Good Reason” and “Cause” within the meaning of this Agreement shall be defined as follows:

(a)

“Cause” means any one or more of the following: (i) conviction of a criminal offence; (ii) gross negligence, recklessness, dishonesty, fraud, wilful wrongdoing or gross misconduct; (iii) a wilful failure without reasonable justification to comply with a reasonable written management order; or (iv) a material breach by the employee of their duties or obligations under their contract of employment and/or Company policies.

(b)

“Good Reason” means any one or more of the following: (i) a material change in the employee’s position, duties and/or responsibilities; (ii) a reduction in the employee’s base salary of 25% or more; (iii) the permanent elimination of the employee’s position; (iv) a material change in the geographic location at which the employee must perform their duties; (v) any action by the Company that, under applicable law, constitutes constructive discharge. Notwithstanding the foregoing, Good Reason shall not be deemed to have occurred unless the employee provides written notice to the Company identifying the event or omission constituting the reason for a Good Reason termination within ninety (90) days following the first occurrence of such event or omission. Within thirty (30) days after such notice has been provided, the Company shall have the opportunity, but shall have no obligation, to cure such event or conditions that give rise to a Good Reason termination. If the Company fails to cure the events or conditions giving rise to the employee’s Good Reason termination by the end of the thirty (30) day cure period, the employee’s employment shall be terminated effective as of the expiration of such thirty (30) day cure period unless the employee has withdrawn such Good Reason termination notice.]

[Signature Page Follows]

We thank you for the service you have rendered in the past and look forward to your continued contribution to the success of the Company. Please acknowledge your acceptance of the terms of this letter and return it to me as soon as possible but no later than [date].

Very truly yours,

[Name]
[Title]

Acknowledged and agreed:

Name:
Title:
Date:

[Annex A

Post-Termination Restrictions

Reference is made to the Continuity Award Agreement (the “Agreement”) between you and Garrett Motion (the “Company”). In consideration of the Agreement and your receipt of the Continuity Award, you hereby acknowledge and agree to comply with the obligations set forth in this Annex A upon the termination of your employment for any reason, including any termination of employment that results in your repayment of all or part of the Continuity Award as set forth in Section 1 of the Agreement.

1.1	The following definitions apply for the restrictions set out in the remainder of this Annex A; provided that any terms not otherwise defined herein have the meanings set forth in the Agreement:

(a)

“Capacity” means acting as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity (whether directly or otherwise and/or whether acting on your own behalf or in conjunction with any firm, company or person).

(b)

“Group Company” means Garrett Motion Inc. and all companies which are for the time being either a Holding Company or a Subsidiary Company of either Garrett Motion Inc. or any such Holding Company (and “Subsidiary Company” and “Holding Company” shall have the meanings ascribed to them by art. 5 para. 1 of the Swiss Ordinance on Merger Control). For the avoidance of doubt, reference to the “Group” shall be taken to mean Garrett Motion Inc., any Subsidiary Company, any Holding Company and/or any company within the Garrett Motion corporate group.

(c)	“Relevant Period” means the 24 month period prior to the your last actual date of work while employed by the Company.

(d)

“Restricted Business” means (a) the commercialization (including but not limited to development, design, marketing, manufacturing, importing, selling, renting, or otherwise placing into commerce) of turbocharging technology and automotive software products and services; and/or (b) any other business activity which any Group Company may be engaged in during the Relevant Period, in either case with which you were involved in to a material extent during your employment with the Company in the Relevant Period.

(e)

“Restricted Customer” means any firm, company or person who, during the Relevant Period, was a customer (or prospective customer) of any member of the Group and with whom you had contact with or about whom you became aware or informed of during your employment with the Company.

(f)

“Restricted Partner” means any firm, company or person who, during the Relevant Period, was a client or business partner (or prospective client or business partner) of any member of the Group and with whom you had contact with or about whom you became aware or informed of during your employment with the Company.

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(g)

“Restricted Person” means anyone employed or engaged by any member of the Group and with whom you dealt with in the course of your employment in the Relevant Period (but excluding any employee employed in an administrative, clerical, manual or secretarial capacity); and

(h)

“Territory” means (noting the seniority and global nature of your role): (a) all jurisdictions across the globe in which any member of the Group have business operations; and/or (b) all jurisdictions globally where, during the Relevant Period, any member of the Group undertook Restricted Business and in respect of which during the Relevant Period you were involved or for which you had management responsibility.

1.2

In order to protect the Group’s legitimate proprietary interests, confidential information and its businesses and employees, including but not limited to, the Company’s business methods, business systems, strategic plans, plans for acquisition or disposition of products, expansion plans, financial status and plans, financial data, customer lists and data, and personnel information to which you have had access to as a result of your employment with the Company, and noting the seniority and global nature of your role, you expressly covenant with Garrett Motion Inc. (for itself and as trustee and agent for each Group Company) that you shall not:

(a)

for a period of 12 months after the termination of your employment, be involved in any Capacity with any business concern in the Territory which is (or intends to be) in competition, whether directly or otherwise, with any Restricted Business;

(b)

for a period of 12 months after the termination of your employment, solicit or endeavour to entice away from any member of the Group, the business or custom of a Restricted Customer or Restricted Person with a view to providing goods or services to that Restricted Customer or Restricted Person in competition with any Restricted Business;

(c)

for a period of 12 months after the termination of your employment, deal or otherwise be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer or Restricted Person in the course of any business concern which is in competition with any Restricted Business; and/or

(d)

for a period of 12 months after the termination of your employment, in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from any member of the Group, any Restricted Person (whether or not such person would be in breach of contract as a result of such employment or engagement).

1.3

None of the restrictions in clause 1.2 above shall prevent you from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognized stock exchange.

1.4

The periods for which the restrictions in clause 1.2 apply shall be reduced by any period that you spend on garden leave (in accordance with the terms of your employment agreement or the policies of the Company, as applicable) immediately before the termination of your employment.

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1.5

If you receive an offer to be involved in a business concern in any Capacity during your employment with the Company, or before the expiry of the last of the covenants in clause 1.2, you shall give the person making the offer to you a copy of this Annex A and shall tell the Company the identity of that person as soon as possible after receiving such offer.

1.6

You confirm that you have entered into the restrictions in clause 1.2 with the Company having been given sufficient time to properly consider the content and implications for you. Further, you warrant and represent your experience and capabilities are such that the restrictions contained in clause 1.2 will not, upon the termination of your employment with the Company (for whatever reason), prevent you from obtaining employment or otherwise earning a reasonable living.

1.7

Each of the restrictions set out in clause 1.2 are intended to be separate and severable. If any of the restrictions themselves shall be held to be void but would otherwise be valid if part of their wording were deleted or amended, such restriction shall apply with such deletion or amendment as may be necessary to make it valid or effective.

1.8

If your employment is transferred to any firm, company, person or entity other than another Group Company (the “New Employer”) pursuant to art. 333 of the Swiss Code of Obligations, you agree that this clause 1 will apply to the benefit of such New Employer.

1.9

Noting the seniority and global nature of your role, you understand that a violation of the obligations under this Annex A is likely to cause serious damage to any member of the Group. Therefore, upon any breach of your obligations under this Annex A, you agree that you shall pay to the Company an amount equal to your last annual gross basic salary as a contractual penalty. However, you also warrant that the payment of such contractual penalty shall not relieve you from your obligations. The Company’s right to claim damages is expressly reserved. Furthermore, the Company shall in any event be entitled to seek judicial enforcement of your obligations.

1.10

You further agree that a remedy at law for any breach or threatened breach of the provisions of this Annex A would be inadequate and therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. You acknowledge and agree that the Company may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Annex A, and that money damages would not be an adequate remedy for such breach. You acknowledge and agree that a violation of this clause would cause irreparable harm to the Company and covenant that you will not assert in any proceeding that a violation or further violation of this Annex A: (i) will not result in irreparable harm to the Company; or (ii) could be remedied adequately at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies available at law or equity. In the event that a court determines that you have breached or threatened to breach this Annex A, you agree to reimburse the Company for all attorneys’ fees and costs incurred in enforcing its terms. However, nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach against you or your new employer, which may also include, but not be limited to, contract damages, lost profits and punitive damages.]

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